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Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts." We also consent to the use of our reports included in the Registration Statement (Form S-1 No. 333-XXXXX) and related Prospectus of Noveon International, Inc. for the registration of shares of its common stock, as listed below:

  •
  Our report dated February 26, 2002, with respect to the consolidated financial statements of Noveon International, Inc. and

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  Our report dated February 12, 2001 (except for the information related to the years ended December 31, 2000 and 1999 included in Note V, as to which the date is May 23, 2001), with respect to the consolidated financial statements of BFGoodrich Performance Materials (a segment of The BFGoodrich Company).

/s/ ERNST & YOUNG LLP

Cleveland, Ohio
July 29, 2002

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Consent of Independent Auditors